A SUMMARY

                                                   OF YOUR

                                                   BENEFITS

                                                   UNDER THE

                                                   AFL-CIO

                                                   STAFF RETIREMENT

                                                   PLAN

                                                                November, 1999



Dear Participant:

We are pleased to provide you with this booklet, which summarizes the AFL-CIO Staff Retirement Plan as amended through July 1, 1999. It describes the main features of your plan.

This plan has been amended and improved from time to time. This booklet includes changes negotiated through recent collective bargaining agreements as well as a number of changes made by the Trustees to comply with new IRS rules and regulations.

This booklet gives answers to the questions most frequently asked by participants and beneficiaries about the provisions of the retirement plan.
We suggest that you read this booklet carefully to become familiar with your rights under the plan. Share it with your spouse. The Controller's Office of the AFL-CIO will be happy to answer any questions you may have about your retirement plan.

This booklet is not a substitute for the official plan document. If there are differences between the information contained in this summary and the provisions of the plan document, then the provisions of the plan document will control. You may request a copy of the AFL-CIO STAFF RETIREMENT PLAN AND TRUST AGREEMENT from the Controller's Office.

                                              Sincerely,



                                              Board of Trustees

                          AFL-CIO Staff Retirement Plan

                            Board of Trustees:

John Sweeney                                   Charles Adkins
Chairman                                       815 16th Street, NW
815 16th Street, NW                             Washington, DC  20006
Washington, DC  20006                          (202) 637-5000
(202) 637-5000

Richard Trumka                                 Verlow Haddon
Secretary-Treasurer                            110 W 13thStreet
815 16th Street, NW                             Helena, MT 59601
Washington, DC  20006                          (406) 442-1708
(202) 637-5000

Linda Chavez-Thompson                          Bonnie Oakes
815 16th Street, NW                            815 16th Street, NW
Washington, DC  20006                          Washington, DC  20006
(202) 637-5000                                 (202) 637-5000


                              For Information contact:

                              Administrative Manager
                           AFL-CIO Staff Retirement Plan

                                815 16th Street, NW
                               Washington, DC 20006
                                (202) 637-5253

                                    Auditor
                                Thomas Havey, LLP

                             Consultant and Actuary
                                The Segal Company

AFL-CIO Staff Retirement Plan

List of Participating Employers as of            Date of Entry (if after Plan
November, 1999                                   Establishment in 1964)

*     AFL-CIO                                    Plan Establishment

*     AFL-CIO Employees Federal Credit Union     Plan Establishment

*     Building and Construction Trades           Plan Establishment
      Department

*     Building Investment Trust (BIT Corp.)      July 1, 1998

*     Center to Protect Workers' Rights          July 1, 1992

*     Central Indiana Labor Council              July 1, 1993

*     Connecticut State AFL-CIO                  July 1, 1989

*     Food and Allied Service Trades             Plan Establishment
      Department

*     George Meany Center for Labor Studies      Plan Establishment

*     Hawaii State AFL-CIO                       July 1, 1993

*     Housing Investment Trust                   July 1, 1990

*     International Labor Communications         Plan Establishment
      Association

*     Lawyers Coordinating Committee             July 1, 1990

*     Maritime Trades Department                 Plan Establishment

*     Missouri State AFL-CIO                     Plan Establishment

*     National Air Traffic Controllers           July 1, 1998
      Association

*     Pennsylvania State AFL-CIO                 July 1, 1997

*     Professional Employees Department          Plan Establishment

*     Transportation Trades Department, AFL-     July 1, 1991
      CIO

*     Union Label and Service Trades             Plan Establishment
      Department

*     Union Privilege Benefit Programs           July 1, 1990

*     Working for America Institute              July 1, 1996
      (previously Human Resources
      Development Institute)

*     Wyoming State AFL-CIO                      July 1, 1990


Plan participants include former
employees of the following organizations:

*     Industrial Union Department

*     Labor Institute of Public Affairs

*     Public Employees Department

Table of Contents

Highlights of Your Retirement Plan                                           1
   Examples of Annual Pension Amounts                                        3

Participation and Service                                                    4
   Joining the Plan                                                          4

How Your Service Counts                                                      5
   Service After Your Employer Jointed the Plan                              5
   Service Before Your Employer Joined the Plan                              8

Pension Benefits At Retirement                                               9
   Final Average Salary                                                      9
   Normal Retirement Pension                                                10
   Rule of 80 Pension (or 55-80 Pension) Requirements                       12
   Early Retirement Pension                                                 13
   Rule of 80 Early Retirement Pension (or 50-80 Pension)                   14

Benefit Options At Retirement                                               16
   A Comparison of Options at Retirement                                    19

Benefits For Your Survivors If You Die Before Retirement                    21

Benefits If You Are Disabled                                                24

Benefits If You Leave Employment Before You Retire                          26
   Withdrawal Benefit                                                       26
   Deferred Vested Pension                                                  27
   Plan Features Affected by Termination                                    28

Other Benefit Features                                                      29
   Pension Supplement for Medicare                                          29
   Working After Retirement                                                 29
   Individual Accounts for Employees Before 1966                            30
   Part Time Employment                                                     31

Applying For Benefits                                                       33
   Application Process                                                      33
   Mandatory Commencement at Age 70-1/2                                     34
   Benefit Adjustments for Delayed Retirement                               34
   Benefit Limitations                                                      35
   Right to Appeal                                                          35

General Plan and Employer Information                                       37
   In Case of Plan Termination                                              41
   Employee Rights Under ERISA                                              42

----------------------------------
HIGHLIGHTS OF YOUR RETIREMENT PLAN

     Type of Plan
     This is a "defined benefit pension plan." That means you earn a monthly pension to be paid at retirement for your lifetime. There is no account balance to be paid to you at retirement. The higher your salary and the more years of service you have at retirement, the higher your pension amount will be.

     Participating Employers
     In addition to the AFL-CIO, certain of its Departments, Institutes, State Federations, Central Labor Councils and affiliated International Unions (listed on page 38) participate in this Plan. Service in the plan with any of these employers usually counts toward your pension.

     Trust Protection
     The assets that finance the pensions are held in a Trust Fund. They are invested by Trustees separate and apart from the assets of any employer. The annual contribution rates for employers are set by the Trustees, based on actuarial advice and government standards, to properly finance the benefits that are promised.

     Plan Funding
     Current benefits are financed completely by the employers. Prior to 1966, employee contributions were required. Benefits financed by employee contributions have special guarantees under the plan (see page
     30).

     Service
     There are three types of service earned under the Plan: Vesting, Eligibility and Benefit Service. Vesting service provides you the right to a benefit. Eligibility service determines when you meet the requirements to retire. Benefit Service determines the amount of your benefit. All three types of service are described in detail on page 5.





















1
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

     Vesting
     You become vested after 3 years of Vesting Service. Once you become vested in your pension benefit, your benefit is guaranteed, even if you leave employment. If you leave with 3 years of Vesting Service, but less than 10 years of Benefit Service, you may elect to be paid your accumulated pension value following termination of employment (see page
     26). Otherwise, you may start your pension when you reach retirement age.

     The Pension Package
     This pension is in addition to Social Security and any other pension plan sponsored by your employer. Your monthly pension will also be increased by the monthly premium charged to you and your spouse for Medicare Part B protection, provided you retired directly from active employment (see page 29).

     Retirement Age
     An unreduced benefit is available at age 65 after 3 years of Vesting Service or thereafter. If you retire directly from active employment, an unreduced benefit is available on or after age 55, if your age plus years of Eligibility Service add up to 80 or more (see page 12).

     A benefit reduced for early retirement is available at age 60 after 10 years of Eligibility Service. If you retire directly from active employment, a benefit reduced for early retirement is available on or after age 50 if your age plus Eligibility Service add up to 80 or more (see page 14). If you leave employment after your age plus years of Eligibility Service add up to 80 or more, an unreduced pension is available on or after age 55.

     Disability
     If you become permanently disabled while employed at any age after 3 years of Vesting Service, an unreduced benefit is available. Your benefit may be increased in some cases if you do not qualify for a Social Security Disability Pension (see page 24).





















2
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

     Retirement Options
     Pensions may be paid for your lifetime alone, the lifetimes of you and your spouse, or otherwise designed to provide for a beneficiary (see page
     16).

     Death Before Retirement
     Once you have 3 years of Vesting Service, a surviving spouse pension will be paid should you die before retirement. After 10 years of Benefit Service, or at age 50, you may increase this spouse protection (or protect dependent children) by electing Optional Survivor Protection. This higher coverage is paid for by a small reduction in your pension amount (see page 21).

     Pension Amounts
     The pension formula is based on your Benefit Service and your highest consecutive 3-year average salary (see below). Service is generally earned for any month in which you receive compensation from a participating employer (see page 5).

----------------------------------
Examples of Annual Pension Amounts
(Examples do not show reductions for Early Retirement, Options at Retirement, or Optional Survivor Protection.)

-----------------------------------------------------------------------------
If Your           The Plan Provides     At These Final 3-Year Average Salary
Years of          This Percent of       Levels, Your Annual Pension Would Be:
Benefit Service   Your Final
Are:              Average Salary:       $35,000        $50,000    $65,000
-----------------------------------------------------------------------------
5                 15.0%                 $5,250         $7,500     $9,750
10                30.0%                 10,500         15,000     19,500
15                45.0%                 15,750         22,500     29,250
20                60.0%                 21,000         30,000     39,000
25                75.0%                 26,250         37,500     48,750
30                77.5%                 27,125         38,750     50,375
35                80.0%                 28,000         40,000     52,000
40                82.5%                 28,875         41.250     53,625
-----------------------------------------------------------------------------
The balance of this booklet explains each of the basic provisions highlighted here in greater detail.












3
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
-------------------------
PARTICIPATION AND SERVICE

----------------
Joining the Plan

     General Rule
     If you are a full time employee, you become a participant from your date of hire, or from the date your employer joined this plan, if later. "Full time" means you are scheduled to work at least 1,000 hours in the next consecutive 12 months.

     Part-Time Employees
     If you are a "part-time" employee   meaning your are scheduled to work
     less than 25 hours per week   and you actually do work 1,000 hours in a
     12-month period (counted from your date of hire ) you become a participant retroactive to the beginning of that 12-month period.


     Exceptions to the Rule
     The following persons are not eligible to participate in this plan:

     * Employees excluded by a collective bargaining agreement with their employer and in the employer's participation agreement with this plan;

     * Employees who are elected officers of an employer or who are not residents of the United States, if excluded in the employer's participation agreement with this plan; and

     *   The Chief Executive Officer of the Housing Investment Trust.
         Your employer or the Plan Administrator will be able to tell you if any of these exceptions apply to your or to answer any questions about participation.

-----------------------
HOW YOUR SERVICE COUNTS

Once you become a participant, your employment covered by the plan counts in three important ways: for vesting, eligibility, and benefits.

    * Vesting Service provides you the right to a benefit at normal retirement age, generally at age 65. You are guaranteed the right to a pension at normal retirement age after you have earned 36 months (3 years) of Vesting Service. This right continues, even if you terminate your employment with a participating employer after that point. Once you have three years of Vesting Service, you also gain coverage for disability benefits should you become disabled while employed, surviving spouse benefits should you die, and withdrawal benefits should you terminate employment.

    * Eligibility Service determines whether you meet the requirements to retire before normal retirement age.

    * Benefit Service is used to determine the amount of your benefit in the benefit formula. It is the period considered for the calculation of your highest three years of Final Average Salary. Once you have ten years of Benefit Service, you no longer can apply for withdrawal benefits should you terminate employment.

-------------------------------------------
Service After Your Employer Joined the Plan

     For most participants, your employer was in this plan when you were hired. The dates of entry are shown on the employer listing at the front of this booklet. Service rules after your employer joined the plan are the same for the three types of service. The General Rule is that you earn one month of Vesting Service, Eligibility Service and Benefit Service for any month in which you receive compensation from a participating employer for the performance of duties.

There are a few exceptions to the General Rule:

    * If, while working for the same employer, you move from a category of employment covered by this plan to a category of employment excluded from this plan (or vice versa), you may still earn Vesting Service for the employment that was excluded, but not Eligibility Service or Benefit Service.

    * If you have a break in employment, you may receive Vesting Service for some or all of your entire break in certain circumstances, but not Eligibility Service or Benefit Service.

     Breaks in Service
     If you leave employment with a participating employer before you are vested, but return to the same or another participating employer before a 5-year break in service has occurred, your Vesting Service, Eligibility Service and Benefit Service rendered before and after the break will be added together. In addition, if you return within 12 months from your termination, Vesting Service will be continuous (as if you had no break).

     If you leave before you are vested and have a break in service of 5 or more years, all of your Vesting Service, Eligibility Service and Benefit Service are lost. Should you later become employed by a participating employer, your Vesting Service will be restored, however, you will start earning Eligibility Service and Benefit Service from the date of your re-employment.

     Special circumstances may prevent your from having a break in service. For instance, there are special rules for the following situations:

     *  Paternity or maternity absences;

     *  Other leaves of absence; and

     *  Military Service.

     You should bring any of these circumstances to the attention of the Plan Administrator.

     Leaves of Absence
     You will receive Vesting Service, Eligibility Service and Benefit Service while on an approved leave of absence for which you are receiving compensation. If the leave is unpaid, the following rules apply:

     * You will receive Vesting Service, Eligibility Service and Benefit Service for up to 12 months from the date you last received compensation.

     * If the leave is for maternity or paternity reasons, the second 12-month period from the date you last received compensation cannot cause a Break in Service, even though no service is earned.

     * If you return to work within 12 months of the end of a paid leave of absence, or 12 months from the end of an unpaid leave period as described above, you will receive Vesting Service for those months.

     Military Service
     Military service may be counted as Vesting Service, Eligibility Service, and Benefit Service if you left employment covered by this plan to enter the Armed Forces of the United States, and applied for reemployment with the same employer soon after the military service ended. You must tell the Plan Administrator about your military service for it to be considered.






























7
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
--------------------------------------------
Service Before Your Employer Joined the Plan

     Service with an employer before your employer joined this plan is counted only if:

     * The prior service was continuous (if there was a 5-year gap in employment, service before the gap may not count);

     * You were employed by the employer when the employer joined this plan; and

     * When entering the plan, your employer provided that this service was to be covered by the plan.

     Employers have made different service arrangements when entering the plan, including in some cases only granting prior service after several years of employer participation in the plan. There may be no service awarded prior to entering the plan, or one or more of the three types of service may be awarded for some period of prior employment.

     The employer listing at the front of this booklet indicates employers that have joined the Plan since its establishment. Your employer or the Plan Administrator can answer any questions about your service.


































8
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
------------------------------
PENSION BENEFITS AT RETIREMENT

Pension benefits are calculated using:

     *  Your Benefit Service (as explained in the previous Section), and

     *  Your Final Average Salary.

In addition, your age when you retire usually determines whether there will be
a reduction in your pension amount for early retirement   because the plan
will be expected to provide benefits for a longer period of time.

--------------------
Final Average Salary

     Defined
     Final Average Salary means the average annual salary you were paid during your highest consecutive 36 months (3 years) of service with any participating employer. ("Consecutive" means consecutive only in terms of how compensation has been reported to the plan. For example, an unpaid leave of absence or any gaps when changing from one participating employer to another generally would be ignored.)

     Salary Defined
     Salary includes your base pay, plus salary deferrals, if any, to your employer's Deferred Compensation (401(k)) Plan or Section 125 Plan (dependent care or medical expense plans). Salary does not include overtime, allowances, bonuses, or special lump sum payments. The IRS also imposes an annual maximum on salary that can be counted by the plan, which is adjusted each year. This annual limit is $160,000 for 1999 and has been increased to $170,000 for 2000. If you would like updated information on this limit, please call the Plan Administrator.

     Changing from a full-time to part-time status on a permanent basis may affect how your Final Average Salary is determined (see page 31).





















9
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

-------------------------
Normal Retirement Pension

     Requirements
     You are eligible for a Normal Retirement Pension if you apply and meet the following requirements:

     *  You are at least age 65, and

     *  You have at least 3 years of Vesting Service Credit

     Normal Retirement Formula
     If you are retiring directly from active employment, the pension formula is:

     3.0% times your years of Benefit Service up to 25, plus
     0.5% times your years of Benefit Service over 25, times your Final Average Salary.

     Benefit service is calculated by the month, and the result of the pension calculation is divided by 12 to provide your monthly benefit.


     Example 1

     Age = 65
     Benefit Service = 20 years, 3 months (20.25 years)
     Final Average Salary = $37,500


     Normal Retirement Calculation:

       3.00%     x     20.25 years     =      60.75%
       60.75%    x     $37,5000        =      $22,781

    Conversion to Monthly Benefit:

       $22,781
       -------     =      $1,898
          12


     In this example, the Normal Retirement Pension is $1,898 a month for life, a subject to any adjustment for optional payment form that you have elected.

---------------------
 1 If you left employment before April 1, 1998, see page 28.








10
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

     Example 2
     Age = 65
     Benefit Service = 37 years, 2 months (37.17 years)
     Final Average Salary = $55,000

     Normal Retirement Calculation:


       3.00%     x     25 years     =      75.00%
       0.50%     x     12.17 years  =       6.09%
                                           ------
                                           81.09%

       81.09%    x     $55,000      =     $44,596

     Conversion to Monthly Benefit:

        $44,596
        -------     =      $3,716
          12


     In this example, the Normal Retirement Pension is $3,716 a month for life, subject to any adjustment for optional payment form that you have elected.

     Note that the pension amounts calculated in the above examples are based upon a pension in the form of a life annuity for the life of the participant. If a Participant's benefit is payable in a Husband and Wife Option (described on page 17), i.e., the Participant's spouse continues to get payments if he or she survives the Participant, the monthly pension benefit to which the Participant would be entitled would be reduced actuarially to take into account this additional benefit.























11
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

--------------------------------------------------
Rule of 80 Pension (or 55-80 Pension) Requirements

     You are eligible for a Rule of 80 Pension if you apply and meet the following requirements:

     *  You reach age 55 but are not yet 65, and

     * The sum of your age plus your years of Eligibility Service equals at least 80.

     To qualify for the Rule of 80 Pension, your age and Eligibility Service must total 80 before termination of employment occurs.

Examples of Rule of 80
--------------------------------------------------------------------
  Age                   Eligibility Service                 Total
--------------------------------------------------------------------
     64, 2 months  +       15 years, 10 months      =           80
     62, 0 months  +       18 years, 0 months       =           80
     59, 6 months  +       20 years, 6 months       =           80
     58, 0 months  +       22 years, 0 months       =           80
     55, 1 month   +       24 years, 11 months      =           80
--------------------------------------------------------------------

     Rule of 80 Pension Formula
     The Rule of 80 Pension is calculated the same way as the Normal Retirement Pension. There is no reduction for retirement before age 65 if you meet the Rule of 80.



























12
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

------------------------
Early Retirement Pension

     Requirements
     You are eligible for an Early Retirement Pension if you apply and meet the following requirements:

     *  You reach age 60 but are not yet 65, and
     *  You have at least 10 years of Eligibility Service.

     Early Retirement Formula
     An Early Retirement Pension is calculated the same way as the Normal Retirement Pension, but the amount will be reduced by 0.6% for each month your retirement date precedes your 65th birthday. This reduction is to compensate for the longer period of time you are expected to be receiving benefits.

Examples of Early Retirement Reductions
-----------------------------------------------------------------------------
      Age at Retirement         Months Early          Reduction
-----------------------------------------------------------------------------
          64                     12 x 0.6%       =      7.2%
          63                     24 x 0.6%       =     14.4%
          62                     36 x 0.6%       =     21.6%
          61                     48 x 0.6%       =     28.8%
          60                     60 x 0.6%       =     36.0%
----------------------------------------------------------------------------

     Example
     Age = 63 years, 6 months (18 months before age 65)
     Benefit Service = 14 years, 9 months (14.75 years)
     Final Average Salary = $45,250

     Normal Retirement Calculation:
           3.00%       x                14.75 years =    44.25%
          44.25%       x                $45,250     =    $20,023

     Early Retirement Reduction:
           Early reduction = 0.6% x 18 months = 10.8% reduction
           $20,023     x     10.80% reduction      =      $2,162
           $20,023     -     $2,162                =     $17,860

    Conversion to Monthly Benefit:

             $17,860
              ------         =  $1,488
                12
     In this example, the Early Retirement Pension is $1,488 a month for life (when expressed in straight-life annuity form), subject to any adjustment for optional payment form that you have elected.

------------------------------------------------------
Rule of 80 Early Retirement Pension (or 50-80 Pension)


     Requirements
     You are eligible for a Rule of 80 Early Retirement Pension if you apply and meet the following requirements:

     *  You reach age 50 but are not yet 55, and

     * The sum of your age plus your years of Eligibility Service equals at least 80.

     To qualify for the Rule of 80 Early Retirement Pension, your age and Eligibility Service must total 80 before termination of employment occurs.


Examples of Rule of 80
---------------------------------------------------------------
     Age                    Eligibility Service          Total
---------------------------------------------------------------
     54          +            26 years            =        80
     52          +            28 years            =        80
     50          +            30 years            =        80
---------------------------------------------------------------

      Rule of 80 Early Retirement Formula
      The Rule of 80 Early Retirement Pension is calculated the same way as the Normal Retirement Pension, but the amount will be reduced by 4/12 of 1% for each month your retirement date precedes your 55th birthday.

Examples of Early Retirement Reductions
---------------------------------------------------------------
       Age at Retirement         Months Early        Reduction
---------------------------------------------------------------
           54                     12 x 4/12%   =      4%
           53                     24 x 4/12%   =      8%
           52                     36 x 4/12%   =     12%
           51                     48 x 4/12%   =     16%
           50                     60 x 4/12%   =     20%
---------------------------------------------------------------

     Example
     Age = 52 years, 4 months (32 months before age 55)
     Benefit Service = 28
     Final Average Salary = $34,575

     Normal Retirement Calculation:
             3.00%       x        25 years    =    75.00%
             0.50%       x         3 years    =     1.50%
                                                   ------
                                                   76.50%

            76.50%       x       $34,575      =   $26,449

     Early Retirement Reduction:

             Early reduction = 32 months x 4/12% = 10.67%
             $26,449     x        10.67%      =    $2,822
             $26,449     -        $2,822      =   $23,627

     Conversion to Monthly Benefit:
             $23,627
              ------          =      $1,968
                12
     In this example, the Rule of 80 Early Retirement Pension is $1,968 a month for life, subject to any adjustment for optional payment form that you have elected.




















15
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

-----------------------------
BENEFIT OPTIONS AT RETIREMENT

     The previous Section explains how benefits are calculated. The monthly amount is paid for your lifetime. Based on a person's expected lifetime, the plan can take the same overall actuarial value and pay your benefit in another form called an "optional payment form" or an "option".

     One of these optional forms is required by law to be used for married couples, unless both persons agree otherwise. All options are available for all types of pensions (normal, early, disability, Rule of 80, and deferred). Once your benefits commence, you cannot change the form of payment that is elected.


       Options for Single Participants
       The available options for a participant who is not married at the time of retirement are:

       * A monthly payment for your lifetime, often called a Straight Life Annuity. This benefit will be paid unless you elect otherwise.

       * A Lump Sum to Beneficiary Option. This option reduces the amount of your Straight Life Annuity by 6%, but provides a lump sum payment to your beneficiary when you die. The lump sum amount is explained on page 20.

       Options for Married Participants
       The available options for a participant who is married at the time of retirement are:

       * A monthly payment for your lifetime, often called a Straight Life Annuity.

       * A Lump Sum to Beneficiary Option. This option reduces the amount of your Straight Life Annuity by 6%, put provides a lump sum payment to your beneficiary when you die. The lump sum amount is explained on page 20.

       * A 50% Husband and Wife Option. Your pension amount is reduced by 6% for your lifetime. When you die, half (50%) of the pension amount you were receiving continues for the lifetime of your spouse. This option will be paid unless you and your spouse elect otherwise.

       * A 50% Pop-Up Husband and Wife Option. Your pension amount is reduced by 8% for your lifetime. If your spouse lives longer than you do, this option works the same as the 50% Husband and Wife Option. If your spouse dies before you do, your pension is restored (pops-up) to the amount as if you had elected a Straight Life Annuity.

      * A 100% Husband and Wife Option. In this case, a greater reduction is taken during your lifetime, but the full amount (100%) of the pension amount you were receiving will continue to your spouse upon your death. The reduction is explained on page 19.

       Married employees should note that the Pension Supplement for Medicare, explained on page 29, will only be paid to a surviving spouse if the spouse is entitled to a surviving spouse pension. Only the last 3 of the 5 choices above meet this requirement.

       Small Benefit
       If the actuarial lump sum value of the monthly benefit to be paid to you or your spouse is worth $5,000 or less, the total benefit will be paid as a lump sum.

       Special Rules for All Husband and Wife Options
       Both partners must be alive and legally married when the pension starts;

       * The partner that you are legally married to when the pension starts is the one who will receive surviving spouse benefits (if elected);

    * A divorce after the pension starts does not change the benefits for either partner;

    * You do not have to be married one year when you elect the option, but you must be married at least one year before the retiree dies for the surviving spouse benefit to be paid. If not, the difference between the option payment and a Straight Life Annuity payment during the term of your retirement will be paid to your estate.

     Notice Requirements for All Options
     When you apply for retirement, the plan must advise you in writing of your options and how their election would affect your benefit. Once the benefit has commenced, the option you have chosen cannot be changed.

     Spouse Consent
     Your spouse must consent in writing to your election of any option other than the 50% or 100% Husband and Wife Option. The waiver form must be witnessed by a notary public, and signed no more than 90 days prior to the effective date of your pension.

     If you elect the Lump Sum to Beneficiary Option and name a beneficiary other than your spouse, your spouse must know who your beneficiary will be and consent to your naming and changing your beneficiary.

     If your spouse cannot be located at other special circumstances exist, contact the Plan Administrator.

     Former Spouse Rights
     This plan must comply with formal court orders called Qualified Domestic Relations Orders. These assign specific spouse rights under this plan to your former spouse or to another "alternate payee" following a divorce. You will be advised if the plan receives an order affecting your benefit. This Plan has specific written procedures for dealing with orders that purport to be Qualified Domestic Relations Orders. For a copy of those procedures, contact the Plan Administrator.

-------------------------------------
A Comparison of Options at Retirement

     Benefits are paid as shown under the various options for a plan participant who qualifies for a benefit at age 62 of $1,000 per month with a spouse of the same age:

---------------------------------------------------------------------------
                                          50%
                                 50%     Husband      100%           Lump Sum
                  Straight    Husband   and Wife     Husband           to
                    Life      and Wife   Pop-Up      and Wife      Beneficiary
                   Annuity     Option    Option        Option        Option
----------------------------------------------------------------------------

Pension to
Participant        $1,000      $940      $920         $810            $940

Pension to
Participant If      1,000       940      1,000         810             940
Spouse Dies First

Pension to Spouse
If Participant       -0-        470        460         810             -0-
Dies First

Lump Sum to
Beneficiary Upon     -0-        -0-        -0-         -0-          18,800
Death of Participant
----------------------------------------------------------------------------


     Reduction for 100% Husband and Wife Option
     Your pension amount is reduced if this option is elected. The amount of reduction depends on the difference in age between you and your spouse. The reduction will be at least 14%. Examples are as follows:

----------------------------------------------------------------------------
  Age of Spouse in Relation to Age of                   Percent
         Employee Retiring                             Reduction
----------------------------------------------------------------------------
     5 years younger                                     22.0%
     2 years younger                                     20.2%
     Same age                                            19.0%
     2 years older                                       17.8%
     5 years older                                       16.0%
----------------------------------------------------------------------------

     In the table of comparisons shown above, the husband and wife are the same age, so the reduction is 19.0% or $190:


         $1,000           -            $190         =          $810

     Lump Sum to Beneficiary Option Amounts
     The amount paid upon your death to your beneficiary depends on the age when you retired and the type of pension. The factors shown below for sample ages will be multiplied by the monthly pension benefit you are receiving just prior to your death (including any retiree increases that may occur).
--------------------------------------------------------------------------
                     Factors for Lump Sum Payment
--------------------------------------------------------------------------
Age at Retirement      Non-Disability Retirements   Disability Retirements
--------------------------------------------------------------------------
    45                        N/A                          22
    53                        36                           14
    56                        30                           12
    59                        24                           10
    62                        20                           10
    65                        17                           N/A
--------------------------------------------------------------------------

      In the table of comparisons shown earlier, retirement occurred at age 62 on a non-disability retirement. The factor is 20, so the monthly pension amount ($940) is multiplied as follows:

           $940            x            20         =         $18,800

     Beneficiary Designation for Lump Sum Option
     You may name any person as a beneficiary, subject to your spouse's consent, if married. (See page 30). You may change your beneficiary after your pension has begun at any time (subject to your spouse's consent, if married). If your beneficiary is not alive at your death, payment is made to your estate.

-----------------------------------
BENEFITS FOR YOUR SURVIVORS IF YOU
DIE BEFORE RETIREMENT

Survivor protection is provided in one of two different ways:

    * Under Automatic Spouse Protection, your spouse will receive a surviving spouse pension if you die before retirement after earning 3 or more years of Vesting Service.

    * If you have elected Optional Survivor Protection, benefits are larger, may start sooner, and can be extended to minor children if you have no spouse. The cost for Optional Survivor Protection is reflected as a reduction in your pension amount if you live until retirement, or in the pension amount paid to your survivors.

     Spouse Defined
     For either level of protection, an eligible spouse is one who has been married to you for at least one year at your death.

     Notice of Eligibility
     Coverage for Automatic Spouse Protection applies as soon as you earn 3 years of Vesting Service. No special notice is provided to you by the Plan. When you earn 10 years of Benefit Service or reach age 50 with 3 years of Vesting Service, the Plan will send you a notice explaining Optional Survivor Protection and how to elect it.

The balance of this Section provides general information on the two different forms of protection. You may contact the Plan Administrator at any time for complete details.

     Who Needs Optional Survivor Protection
     Optional Survivor Protection should be considered particularly when your spouse is not employed, is not accumulating a separate pension, or income would be critical to raise minor children. Obviously each person's financial situation can be different, and this booklet cannot address all of the issues that might be involved in your decision.

     Election Opportunities
     You may elect Optional Survivor Protection when first eligible or at any time thereafter. If not elected at the first opportunity, coverage for the first twelve months is limited to accidental death and not illness. If you gain a new dependent by marriage, birth or adoption, you always have a "first opportunity" to elect coverage.

     Once elected, Optional Survivor Protection can only be dropped when employment changes or any of your eligible survivors change.

     When Survivor Benefits Commence After Death
     The commencement date of benefits can vary greatly for the two levels of protection. With the Automatic Spouse Protection, the surviving spouse pension commences when you would have reached retirement age, based on age and service at your death. With the Optional Survivor Protection, benefits start immediately for 24 months, continue as long as there are minor children under the age of 19, and are paid to your spouse for life when you would have reached age 50. Minor children include unmarried dependent natural or adopted children under the age of 19.

     Survivor Protection Benefits Compared
     The dollar amount of the surviving spouse pension is also much different for the two levels of protection. Automatic Spouse Protection provides survivor benefits under the 50% Husband and Wife Option, adjusted for any
     early retirement reduction that might apply.  The     Optional Survivor
     Protection provides survivor benefits under the 100% Husband and Wife Option, with no reduction for early retirement.

     Comparison of Annual Survivor Benefits At Earliest Date Payable
     For the following comparisons we have assumed that the spouse is three years younger than the participant.


Circumstances at Death    Automatic Spouse           Optional Survivor
                          Protection                 Protection
-----------------------------------------------------------------------------
Age/Benefit Svc/FAS1       Benefit     Payable          Benefit    Payable
-----------------------------------------------------------------------------
35/10 years/$35,000       $3,158      After 25 yrs.    $8,315     Immediately3
45/20 years/$50,000       $9,024      After 15 yrs.    $23,228    Immediately3
55/30 years/$65,000       $23,676     Immediately      $37,422    Immediately2
-----------------------------------------------------------------------------

-----------------------------
1 Final 3-year Average Salary
2 Payable immediately for spouse's lifetime
3 Payable immediately for 24 months or while there are minor children under age 19, then for the spouse's lifetime when you have reached age 50.

     Pension Reduction
     The reduction in benefit for Optional Survivor Protection varies by age and the length of time coverage is in place. Examples are 1/4 of 1% for 5 years of coverage at ages 25-29, and 2.5% for 5 years of coverage at ages 60-64.

----------------------------
BENEFITS IF YOU ARE DISABLED

A Disability Pension is provided for employees who become permanently disabled while employed.

      Eligibility
      If your employment ends because of permanent and total disability, you are under age 65, and you have earned 3 or more years of Vesting Service, you are eligible for a Disability Pension.

      Disability Defined
      A permanent and total disability is a physical or mental condition that prevents your from performing your job, or working in any gainful employment including self-employment for which you are suited because of your education, training or experience.

     You may continue to receive a Disability Pension during periods of rehabilitation or limited employment compatible with your disability.

     Trustee Approval
     The Plan Trustees will be the final judges of your disability and eligibility for a Disability Pension. The Trustees may require an examination by a physician of their choice for initial approval or continuing approval of a Disability Pension.


     Disability Pension Amounts
     Your Disability Pension is calculated like a Normal Retirement Pension (see page 10). The pension will be based on your Benefit Service and Final Average Salary at the date of disability. There is no reduction for early retirement, no matter what your age when you become disabled.

     If you are not eligible for a Social Security Disability benefit and do not have at least 25 years of Benefit Service, your Disability Pension will be increased to the smaller of the following amounts:

     *  A recalculated pension as if you did have 25 years of Benefit
        Service, or

      * Your pension plus the Social Security Disability benefit you would have received if you had qualified for the Social Security Benefit.

      If you later qualify for a Social Security Disability benefit, your disability benefits will be recalculated to remove the higher adjusted amount described above. This recalculation will also occur when you reach your Social Security Normal Retirement Age.

      Commencement Date
      Your Disability Pension will commence as of the first day of the month following the end of employment due to disability which also follows the month you submitted an application. The Pension Supplement for Medicare will commence upon application, as soon as you are covered by Medicare Part B (see page 29).

      Recovery from Disability
      Should you recover and return to covered employment, your Disability Pension will cease. You will continue to earn service toward a future retirement benefit.

      If you return to covered employment or take any other employment, your Disability Pension will cease as of the end of the month you became employed.

      The Trustees will provide notice to your employer if they determine that you have recovered. If the Trustees receive knowledge that you have rejected an offer of employment without good cause, your Disability Pension will cease on the last day of the month in which the offer was refused.

--------------------------------
BENEFITS IF YOU LEAVE EMPLOYMENT
BEFORE YOU RETIRE


You continue to be entitled to benefits from this plan at retirement age if you separate from employment after earning 3 or more years of Vesting Service. You may arrange for accelerated payment if you have less than 10 years of Benefit Service, or you may wait and apply for a Deferred Vested Pension at retirement age. You should advise the plan of your address every 2 years to make sure you continue to receive plan information.

------------------
Withdrawal Benefit

     Requirements
     If you have 3 years of Vesting Service, but less than 10 years of Benefit Service, you may apply for a Withdrawal Benefit at any time before age
     65. This is generally a lump sum distribution of your entire benefit. You and your spouse will not have any future rights to any benefits from this plan if you receive a Withdrawal Benefit. This distribution would be subject to taxation unless properly "rolled over" into an Individual Retirement Account (IRA) or another qualified retirement plan.

     Spouse Consent
     Your spouse must consent to the Withdrawal Benefit if the lump sum value is greater than $5,000.

     Amount of Withdrawal Benefit
     The lump sum value of the Withdrawal Benefit will be the larger of the following two amounts:

     * 3% of salary from 1966 (or the date your employer joined this Plan, if later) until separation of employment, with 3.5% interest compounded each year employed and until payment, or

     * The actuarial present value of your Deferred Vested Pension payable at age 65, as of the date of payment.

      If the Withdrawal Benefit is greater than $5,000, you may also choose to convert the lump sum into a monthly lifetime annuity commencing when elected. This must be paid in the form of a 50% Husband and Wife Option if you are married, unless you and your spouse elect otherwise.

      Re-employment after Payment of a Withdrawal Benefit
      Should you again become covered by this Plan, you will be immediately vested for benefits earned from that date forward. You may repay any Withdrawal Benefit plus interest for the period the money was not in the Plan. If you repay the required amount, the appropriate years of prior Eligibility Service and Benefit Service will be restored. Repayments can be made in installments over as much as 5 years, if desired.

-----------------------
Deferred Vested Pension

      Requirements
      If you are not eligible for immediate benefits or choose to delay the commencement of your pension, you may apply for a Deferred Vested Pension at the appropriate time.

      The Deferred Vested Pension at age 65 is calculated like the Normal Retirement Pension (see page 10), based on the plan provisions in effect when you left covered employment.

      If you have 10 or more years of Eligibility Service, you may apply for a Deferred Vested Pension at age 60. An early retirement reduction as described on page 13 will be applied for any retirement before age 65.


      Prior Plan Provisions
      The Deferred Vested Pension is based on the plan provisions in effect when you last worked. Major changes in the benefit formula are summarized in the following table:

-----------------------------------------------------------------------------
Termination of Employment           Benefit Formula (based on Benefit Service)
-----------------------------------------------------------------------------
April 1, 1998 or thereafter         3.00% per year for 25 years
                                    0.5% per year thereafter

February 1, 1994 to March 31, 1998  2.80% per year for 25 years,
                                    0.5% per year thereafter

April 1, 1991 to January 31, 1994   2.75% per year for 25 years,
                                    0.5% per year thereafter

April 1, 1998 to March 31, 1991     2.70% per year for 25 years,
                                    0.5% per year thereafter

April 1, 1983 to March 31, 1988     2.50% per year for 25 years,
                                    0.5% per year thereafter

October 1, 1977 to March 31, 1983   2.50% per year for 25 years

Prior to October 1, 1997            2.15% per year for 25 years, with
                                    Final Average Salary
                                    the highest consecutive 60 months
-----------------------------------------------------------------------------

-------------------------------------
Plan Features Affected by Termination

     Rule of 80 Pensions
     You do not qualify for any Rule of 80 Pensions (see pages 12 and 14) unless your age plus Eligibility Service total 80 or more at the time your employment ends.

     Disability Protection
     Disability benefits apply only for disabilities which occur while employed and covered by this plan.

     Survivor Protection
     If you are vested, survivor protection continues after you leave covered employment. If you have elected Optional Survivor Protection (see page
     21), you may decide to keep the higher level of protection of return to Automatic Spouse Protection. The reduction in benefit for Optional Survivor Protection is higher for terminated employees than it is for active employees, because the benefit on which the reduction is based is no longer increasing.


     Medicare Benefit
     The Pension Supplement for Medicare (see page 29) is not paid to deferred vested pensioners or their surviving spouses.

----------------------
OTHER BENEFIT FEATURES

-------------------------------
Pension Supplement for Medicare

     Medicare provides retiree health coverage generally at age 65. Part B of Medicare covers physician charges and requires a monthly premium for you to be covered. This plan adds the current Medicare Part B premium to your monthly pension check, and automatically adjusts the amount as the Part B premium changes. To receive the supplement, you must provide continued evidence of Medicare Part B coverage. Benefits are not paid if these premiums are also being reimbursed from another source.

     Spouse Coverage
     The same Medicare Part B premium amount will be added to your monthly pension check when your spouse is old enough and becomes covered. While you are living, this supplement applies regardless of the type of Option chosen (Husband and Wife, Straight Life Annuity, etc.) or whether you marry after retirement. The Pension Supplement for Medicare will continue to be paid after your death to your surviving spouse, but only if your spouse qualifies for a monthly pension.

     Direct Retirement
     You and/or your spouse only qualify for the Pension Supplement for Medicare if you are retiring directly from active employment, or die while employed.

------------------------
Working After Retirement

     If you return to work for any employer participating in this plan after you retire, your pension is suspended. When you retire again, your pension is re-calculated based on your new Final Average Salary, new retirement age and the sum of your Benefit Service before re-employment plus any new Benefit Service you have earned.

     Your pension for the month you return to work and the month you again retire will be paid proportionally, based on a month of 21 working days and the days you actually worked.

     If you return to work after age 65, your pension will not be suspended if you work 40 hours or less in a month. Your pension will be recalculated as of the following January 1, each year it is appropriate.

---------------------------------------------
Individual Accounts for Employees Before 1966

     Prior to 1966, employees were required to contribute to the Pension Plan. These contributions plus interest continue to be accounted for in the current plan. This individual account balance represents a minimum guaranteed payment which the plan will make to you or your beneficiary. It would be applied as follows:

     * To increase your Withdrawal Benefit or any other total lump distribution until it equals your account balance.
     * To provide a further payment to your beneficiary. If the pension distributions which have been made to your or your beneficiary do not add up to your account balance, the remaining value will be paid to your beneficiary.
     * To provide a lump sum death benefit of your account balance to a beneficiary if Automatic Spouse Protection or Optional Survivor Protection does not apply.

     Beneficiary Designation
     You can designate any person or persons you want as a beneficiary by filing the appropriate form with the Trustees. You can also specify in what proportions you want benefits paid to your beneficiaries. You also have the right to change your beneficiary and the proportions at any time by submitting a new designation form.

     If you are married and want to name someone other than your spouse, your spouse must consent to your choice of beneficiary. If you later want to change your beneficiary, you must again obtain your spouse's consent unless the beneficiary is your spouse.

     In addition, after your death, if your spouse is receiving a survivor pension and there are not other beneficiaries designated by you, your spouse can designate someone to receive any remaining benefit after his or her death.

     Interest Credited
     Interest on your individual account balance is credited annually, until the balance is depleted. Interest rates are as follows:

     1963 to 1983:          31/2%
     1984 to 1987:          5%
     1988 and thereafter:   a fluctuating interest rate specified by law
                            reflecting the performance of government securities

--------------------
Part-Time Employment

     The Plan covers both full-time and part-time employees. The pension benefit is based on compensation paid over a period of years, so the benefit corresponds to the work status. This method may not work very well, however, if a person permanently switches from full-time to part-time status, or vice versa.

     After January 1, 1992, if you switch status for a period longer than 3 years, the plan will recognize this by calculating your pension in two parts which are then added together. Your full-time years of Benefit Service will be used with your full-time Final Average Salary. (Full-time years will be counted toward the first 25 years of Benefit Service as much as possible, to maximize your benefit.) Then your part-time years will be used with your part-time Final Average Salary.

     Full-time is defined to be a work schedule for 25 or more hours a week, and part-time is defined to be less than 25 hours a week.

     Example
     Assume an employee works full-time for 20 years, with an average salary for the 3 highest consecutive years of $40,000, and then works part-time for 10 years, with an average salary for the 3 highest consecutive years of $18,000.

     Normal Retirement Calculation:

     20 years      x         3.00%    x      40,000  =     $24,000
     5 years       x         3.00%    x      18,000  =     $ 2,700
     5 years       x         0.50%    x      18,000  =     $   450
     Total Annual Benefit

     Conversion to Monthly Benefit:
           $27,150
            ------       =           $2,262 per month
              12

     The calculation of benefits in these circumstances does not in any way change the vesting or eligibility rules for your benefit.

---------------------
APPLYING FOR BENEFITS

-------------------
Application Process

     When you wish to receive a benefit under this Plan, notify the Plan Administrator. Because of the mandatory notices that must be given to you, it is best to notify the Plan Administrator about 60 days before your desired retirement date.

     The Plan Administrator will send you a notice explaining the amount of your benefit as well as the time that payment will begin. The Plan Administrator also will provide you with information about the various pension payment options which may be available to you. The notice will explain exactly how to apply for the benefit you desire.


     When Benefits Commence
     Once you become entitled to a benefit, you may receive payment of your benefit after the latest of the following occurs:

     *  You submit a properly completed application;
     * You have had a 30 day waiting period to review your choices (Note: in some cases, this 30-day period may not apply or can be waived);
     * Your spouse's consent to the benefit payment is received, if required (Note: the spouse's consent is not valid if it is signed more than 90 days before the payment begins); and
     *  Your compensation for employment has ceased.

     Monthly benefits commence on the first day of the month after the above requirements are met. Lump sum benefits are paid as promptly as possible after the above requirements are met.

     If your beneficiary becomes entitled to a benefit after your death, he or she may receive payment after submitting an application, if necessary, and providing a death certificate.

-----------------------------------
Mandatory Commencement at Age 70 1/2

     You must begin to receive any pension benefits you are entitled to from this Plan by April 1 of the calendar year after you reach age 70 1/2. Payments must begin even if you are still employed.

     You will be asked to apply for benefits and to elect the form for payment of the pension. If you do not make an election, the plan will assume you are married and will make payments in the form of a 50% Husband and Wife Option. The benefit amount will assume that the husband is three years older than the wife. If you fail to make an election and later provide the plan with the required information, your monthly benefit amount will be adjusted appropriately; however, once the payments have begun, the form of your benefit may not be changed.

     If you continue to work after age 70 1/2, you will continue to earn additional pension amounts, even while you are receiving pensions payments. Your monthly pension amount will be adjusted each January 1 to reflect any increased benefits you have earned in the previous calendar year.

------------------------------------------
Benefit Adjustments for Delayed Retirement

     If the commencement of benefits is delayed from the later of the month after your normal retirement age, or the month after you last worked, your benefit either may be actuarially increased to adjust for the delay or you may receive "make up" payments retroactive to the date on which your pension would have stated had payments begun in a timely manner.

-------------------
Benefit Limitations

     This plan must comply with government regulations which limit the maximum benefits that can be paid. These limits are applied to the total benefits from all qualified pension plans sponsored by your employer, although, after December 31, 1999, benefits from defined contribution or 401(k) plans do not have to be combined with this Plan. You will be advised prior to the commencement of your benefit if these limits apply to your benefit.

     The younger you are at retirement and the larger your salary, the more likely that your benefit may have to be limited. If your benefits are limited by these regulations, the plan provides that your benefit will be indexed in future years as the limitations are increased by the IRS. Eventually, you may be able to receive your full annual benefit. You may wish to contact the Plan Administrator to discuss these limits and now they may or may not affect your benefits from this plan.

---------------
Right to Appeal

     If you file a claim and then receive a decision you disagree with, you have the right to have your claim referred to the Trustees whose names and addresses are listed in the next Section.

     Either you or your beneficiary may write to the Trustees. You should state the nature of the claim and give any other relevant information. The Trustees will make a decision about your claim. You will be notified in writing of that decision within 60 days. Under special circumstances, the Trustees may notify you that another 60 days is needed to process your claim.

     If a claim is denied, in whole or in part, the Trustees must tell you in writing:

     *  The specific reasons for the denial.
     *  The exact plan provision(s) on which the decision was based.

     *  What additional material or information is relevant to your case.
     *  What procedure you should follow to get your claim reviewed again.

     If a claim is denied by the Trustees, you have the right to apply for another review. You must do this, in writing, within 60 days after you receive or were eligible to receive the claim denial notice. Your review application may include any additional information that you wish to supply.

     After receiving this application, the Trustees will review your claim again. If you wish, you can also review any documents the Plan Administrator has that concern your application, such as copies of the plan or special information relating to your claim.

     The Trustees must make a final decision on your claim within 60 days after receiving your review request. However, if special circumstances arise and you're notified in writing in advance, the Trustees can make use of a 60-day extension. The final decision must be in writing, clearly stating the reasons for the decision and the provisions of the plan upon which the decision was based.

     If your claim is still denied, there are additional steps you can take if you believe your claim should be honored (see page 42).

-------------------------------------
GENERAL PLAN AND EMPLOYER INFORMATION

     Name of Plan
     AFL-CIO Staff Retirement Plan


     Plan Administrator
     Trustees of the AFL-CIO Staff Retirement Plan
     c/o Controller's Office
     AFL-CIO
     815 Sixteenth Street, NW
     Washington, DC  20006
     (202) 637-5253

     Plan's Employer Identification Number
     52-6044583

     Plan Number
     001

                 Board of Trustees
     John Sweeney                       Charles Adkins
     Chairman                           815 16th Street, NW
     815 16th Street, NW                Washington, DC  20006
     Washington, DC  20006
                                        Verlow Haddon
     Richard Trumka                     110 W 13th Street
     Secretary-Treasurer                Helena, MT  59601
     815 16th Street, NW
     Washington, DC  20006              Bonnie Oakes
                                        815 16th Street, NW
     Linda Chavez-Thompson              Washington, DC  20006
     815 16th Street, NW
     Washington, DC  20006






















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     Agent for Service of Legal Process
     Plan Administrator at address shown above

     Plan Year
     Beginning July 1 and ending June 30

     Type of Plan
     Defined Benefit Pension Plan

     Funding Medium
     Benefits are provided through a Trust Fund. The Trustees receive contributions from participating employers, invest assets held in reserve, and pay plan expenses and benefits to participants and beneficiaries. Assets and liabilities of the plan are held separate and apart from the AFL-CIO and from any other employer participating in the plan.

     Employers and Employer ID Numbers
     AFL-CIO                                        53-0228172
     815 16th Street, NW
     Washington, DC  20006

     AFL-CIO Employers Federal Credit Union         53-0233491
     1750 New York Avenue, NW
     Washington, DC  20006

     Building and Construction Trades Department    53-0025755
     815 16th Street, NW
     Washington, DC  20006

     Building Investment Trust (BIT Corp.)          52-2136736
     1717 K Street, NW
     Washington, DC  20006

     Center to Protect Workers' Rights              52-1172454
     111 Massachusetts Avenue, NW
     Washington, DC  20001




















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

     Central Indiana Labor Council                  35-1017434
     1701 W 18th Street
     Indianapolis, IN  46202

     Connecticut State AFL-CIO                      06-0303260
     30 Sherman Street
     West Hartford, CT  06110

     Food and Allied Service Trades Department      57-1072221
     888 16th Street, NW
     Washington, DC  20006

     George Meany Center for Labor Studies          52-0895834
     10000 New Hampshire Avenue
     Silver Spring, MD  20903

     Hawaii State AFL-CIO                           99-0035425
     320 Ward Avenue, Suite 209
     Honolulu, HI  96814

     Housing Investment Trust                       52-6220193
     1717 K Street, NW
     Washington, DC  20006

     International Labor Communications             53-0232074
     Association, AFL-CIO/CLC
     888 16th Street, NW
     Washington, DC  20006

     Lawyers Coordinating Committee                 52-1304063
     815 16th Street, NW
     Washington, DC  20006

     Maritime Trades Department                     53-0231686
     815 16th Street, NW
     Washington, DC  20006

     Missouri AFL-CIO                               44-0150375
     208 Madison Street
     Jefferson City, MO  65101

















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     National Air Traffic Controllers Association   52-1522639
     1150 17th Street, NW, Suite 701
     Washington, DC  20036

     Pennsylvania State AFL-CIO                     23-1575065
     230 State Street
     Harrisburg, PA  17101

     Professional Employees Department              52-1107237
     888 16th Street, NW
     Washington, DC  20006

     Transportation Trades Department, AFL-CIO      52-1673883
     1000 Vermont Avenue, NW, Suite 900
     Washington,  DC  20005

     Union Label and Service Trades Department      53-0025759
     888 16th Street, NW
     Washington, DC  20006

     Union Privilege Benefit Programs               52-1457836
     1444 Eye Street, NW
     Washington, DC  20005

     Working for America Institute                  52-0884503
     (previously Human Resources
     Development Institute)
     1101 14th Street, NW, Suite 320
     Washington, DC  20005

     Wyoming State AFL-CIO                          83-0157300
     1904 Thomas Avenue
     Cheyenne, WY  82001

     The list of participating employers included in this booklet is current as of the date of publication. A participant or beneficiary may obtain from the Plan Administrator, upon written request, a complete list of the employers participating in the plan, or information about whether a particular employer is participating in the plan, including the address of the participating employer. This information also may be examined at the Plan Administrator's office.















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---------------------------
In Case of Plan Termination

     The employers intend to continue the plan and to make the required contributions regularly. Nevertheless, they reserve the right, subject to the provisions of any pertinent collective bargaining agreement, to terminate the plan. To do so, they must notify and get approval from a government agency called the Pension Benefit Guaranty Corporation (PBGC).

     If the plan is terminated, each of you will be notified as soon as possible. You will be told the amount of pension you will become entitled to, with an explanation of any election which you may have to make. Your benefits are protected as follows:

     The assets in the Trust Fund will be used to purchase annuities for all benefits accrued to the date of termination, whether those benefits are vested or not. No assets are returned to the employers until provision is made for the purchase of all of these annuities.

     If there are not enough assets to buy annuities for all accrued benefits, employee contributions will be returned first and then annuities will be purchased in the following order of priority:


     * Benefits to employees who began receiving benefits three years before the termination.
     *  Other benefits at the level guaranteed by the PBGC.
     *  All other vested benefits.
     *  All accrued benefits which are not yet vested.

     Benefits under this plan are also guaranteed by the PBGC if the plan terminates. If the plan should end or partially end, the PBGC will cover most vested Normal Retirement Pensions, Early Retirement Pensions and certain Disability and Survivor's Pensions, even if fund assets are not sufficient to provide these benefits.

     However, the PBGC does not insure all types of pension benefits under covered plans. The amount of benefit protection is subject to certain limitations.


















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     The PBGC insures vested benefits a the level in effect on the date the plan ends. However, if the plan has been in effect less than five years before it ends or if benefits have been increased within the five years before the plan ends, the entire amount of the plan's vested pensions or the pension increase may not be covered. In addition, there is a ceiling on the amount of monthly benefits that the PBGC covers. This ceiling is adjusted periodically by the PBGC.

     For information on the PBGC insurance protection and its limitations, contact the PBGC. Inquiries should be addressed to the Communications and Public Affairs Department of PBGC, Suite 240, 1200 K Street, N.W., Washington, D.C. 20005-4026. The PBGC Office of Communications may also be reached by calling (202) 326-4040.

---------------------------
Employee Rights Under ERISA

     The Employee Retirement Income Security Act (ERISA), passed by Congress in 1974, gives you certain basic rights as a participant in this benefit plan. These rights apply to all plans, including yours. According to law, you are entitled to:

     * Examine all plan documents without charge at the plan administrator's office. These include insurance contracts, detailed annual reports and plan descriptions.

     * Get copies of all plan documents and other plan information if you ask for copies in writing. There may be a small charge to cover the cost of reproducing the documents.

     * Receive a summary of the plan's annual financial reports. The plan administrator by law has to give you a copy of these reports every year.

    * Obtain a statement telling you whether you have right to receive a benefit at your normal retirement date, and if so, what your benefit would be if you stopped working now. If you don't have a right to a




















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        benefit now, the statement will tell you when you will.  You have to ask for this statement in writing. The plan must provide this statement free of charge. You have the right to have such a statement once a year.

     In addition to laying down your rights as plan members, ERISA imposes duties upon the people who are responsible for the administration of your benefits plan. The people who administer your plan are called "fiduciaries," They have a duty to do their job wisely and in the
     interest of all the members and beneficiaries.  No one   neither your
     employer, nor any other person   may fire you or in any way
     discriminate against you to prevent you from obtaining benefits or exercising your rights under ERISA. If your claim for benefits is denied in whole or in part, you have the right to receive a written explanation of the reason for the denial. You have the right to have the Plan Administrator review and reconsider your claim. And, under ERISA, there are steps you can take to enforce these rights.

     For example, if you ask for material about a plan and you do not receive it within 30 days, you can file suit in a federal court. In such a case, the court may require that the Plan Administrator pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator.

     Or, if you have a claim for benefits which is denied or ignored, in whole or in part, you may file suite in a state or federal court. If it should happen that the plan fiduciaries misuse the plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor.

     You may also file suit in a federal court. The court will decide who should pay court costs and legal fees. If the court decides in your favor, it may order the person you have sued to pay these costs and fees. If the court decides against you, it may order you to pay these costs and fees.

     If you have any questions about this statement or about your rights under ERISA, you should contact the nearest area office of the Labor-Management Services Administration, Department of Labor.

















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NOTES






















































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